ISSUER FREE WRITING PROSPECTUS

Filed Pursuant to Rule 433

Registration Statement No. 333-178960

Dated February 23, 2012

Solid state drive ETN leads technology exchange-traded products with a 29.97% YTD return.

UBS Invetment Bank today announced that the ETRACS ISE Solid State Drive Index ETN (Ticker: SSDD), linked to the ISE Solid State Drive™ Index, is the top performing technology exchange-traded product (“ETP”)* year-to-date, significantly outperforming all other US-listed, non-leveraged and non-inverse exchange-traded notes (“ETNs”) and exchange-traded funds (“ETFs”) such as the Vanguard Information Technology ETF (Ticker: VGT), Technology Select Sector SPDR Fund (Ticker: XLK), iShares Dow Jones U.S. Technology Sector Index Fund (Ticker: IYW) and iShares S&P Global Technology Sector Index Fund (Ticker: IXN).

SSDD, like its leveraged counterpart, the ETRACS Monthly 2xLeveraged ISE Solid State Drive Index ETN (Ticker: SSDL), provides investors with exposure to a portfolio of companies actively involved in the solid state drive segment of the electronic storage industry.

The table below summarizes the year-to-date performance of the top technology ETPs listed on a U.S. securities exchange:

Ticker	Name	Underlying Index	Total Return

			(YTD)

SSDD	ETRACS ISE Solid State Drive Index	ISE Solid State Drive™ Index	29.97%

	ETN

QGEM	EGShares Technology GEMS ETF	Dow Jones Emerging Markets	21.66%

		Technology Titans Index

CQQQ	Guggenheim China Technology ETF	AlphaShares China Technology	19.92%

		Index

XSD	SPDR S&P Semiconductor ETF	S&P Semiconductor Select	18.28%

		Industry

SKYY	First Trust ISE Cloud Computing Index	ISE Cloud Computing Index	18.02%

	Fund

QQQC	The Global X NASDAQ China	NASDAQ OMX China	17.43%

	Technology ETF	Technology Index

SOXX	iShares PHLX SOX Semiconductor	PHLX Semiconductor Sector	16.68%

	Sector Index Fund	Index

PXQ	PowerShares Dynamic Networking	Dynamic Networking Intellidex	16.06%

	Portfolio	Index

MTK	SPDR Morgan Stanley Technology	Morgan Stanley Technology	16.01%

	ETF	Index

IGV	iShares S&P GSTI Software Index	S&P North American	15.34%

	Fund	Technology-Software Index

FXL	First Trust Technology AlphaDEX	StrataQuant Technology Index	15.12%

	Fund

PTF	PowerShares Dynamic Technology	Dynamic Technology Sector	14.82%

	Sector Portfolio	Intellidex Index

EIPO	ETRACS Next Generation	UBS Next Generation	14.79%

	Internet ETN	Internet Index

QTEC	First Trust NASDAQ-100 Technology	NASDAQ-100 Technology	14.64%

	Sector Index Fund	Sector Index

IYW	iShares Dow Jones US Technology	Dow Jones U.S. Technology	14.55%

	Sector Index Fund	Index

AXIT	iShares MSCI ACWI ex US	MSCI All Country World ex	14.33%

	Information Technology Sector Index	USA Information Technology

	Fund	Index

FTQ	Focus Morningstar Technology Index	Morningstar Technology Index	14.21%

VGT	Vanguard Information Technology	MSCI US Investable Market	14.05%

	Index Fund	Information Technology 25/50

		Index

RYT	Rydex S&P Equal Weight Technology	S&P Equal Weight Index	14.02%

	ETF	Information Technology

SMH	Market Vectors Semiconductor ETF	Market Vectors US Listed	13.44%

		Semiconductor 25 Index

IGN	iShares S&P GSTI Networking Index	S&P North American	13.42%

	Fund	Technology-Multimedia

		Networking Index

IXN	iShares S&P Global Technology	S&P Global Information	13.25%

	Sector Index Fund	Technology Sector Index

IGM	iShares S&P GSTI Technology Index	S&P North American	13.04%

	Fund	Technology Sector Index

PSI	PowerShares Dynamic	Dynamic Semiconductors	12.60%

	Semiconductors Portfolio	Intellidex Index

PSJ	PowerShares Dynamic Software	Dynamic Software Intellidex	12.15%

	Portfolio	Index

XLK	Technology Select Sector SPDR Fund	Technology Select Sector Index	12.14%

SOCL	Social Media Index ETF Profile	Solactive Social Media Index	12.06%

PNQI	PowerShares NASDAQ Internet	NASDAQ Internet Index	11.92%

	Portfolio

PSCT	PowerShares S&P SmallCap	S&P SmallCap 600 Information	11.88%

	Information Technology Portfolio	Technology Index

IPK	SPDR S&P International Technology	S&P Developed Ex-U.S. BMI	11.88%

	Sector ETF	Information Technology Sector

		Index

XSW	SPDR S&P Software & Services ETF	S&P Software & Services	10.74%

		Select Industry Index

PXN	PowerShares Lux Nanotech Portfolio	Lux Nanotech Index	9.92%

FDN	First Trust Dow Jones Internet Index	Dow Jones Internet Index	8.27%

	Fund

Source: ETFdb 2/22/2012

*As of 2/22/2012. Based on total return, as determined by ETFdb. All ETPs defined by ETFdb as US-listed, non-leveraged and non-inverse technology ETPs on 2/22/2012 were considered for this comparison. Note that newly issued ETPs may not be included in the ETFdb database and therefore may have been excluded from this comparison.

About the ISE Solid State Drive™ Index

The ISE Solid State Drive™ Index was created as a benchmark for the solid state drive technology market. The Index uses an equal weighted allocation across the drive manufacturer and component manufacturer categories as well as an equal weighted allocation methodology for all components within each sector category. Index components are reviewed quarterly for eligibility, and the weights are re-set according to that methodology.

Contact:

Tel:+1-800-ETRACS-5

etracs@ubs.com

An investment in ETRACS ETNs involves risks including the risk of loss of some or all of the investor’s principal, and is subject to the creditworthiness of UBS. We urge you to read the more detailed explanation of risks described under “Risk Factors” in the prospectus supplement for the ETRACS ETNs.

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This material is issued by UBS AG or an affiliate thereof (“UBS”). Products and services mentioned in this publication may not be available for residents of certain jurisdictions. Futures and futures options trading is speculative, involves a high degree of risk and is not suitable for all investors. Past performance is not necessarily indicative of future results. Please consult the restrictions relating to the product or service in question for further information. Activities with respect to US securities are conducted through UBS Securities LLC, a US broker/dealer. Member of SIPC (http://www.sipc.org/)..

ETRACS ETNs are sold only in conjunction with the relevant offering materials. UBS has filed a registration statement (including a prospectus, as supplemented by a prospectus supplement for the offerings of the ETRACS ETNs) with the Securities and Exchange Commission (the “SEC”) for the offerings to which this communication relates. Before you invest, you should read these documents and any other documents that UBS has filed with the SEC for more complete information about UBS and the offering to which this communication relates. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request the prospectus and the applicable prospectus supplement by calling toll-free (+1-877-387 2275). In the US, securities underwriting, trading and brokerage activities and M&A advisor activities are provided by UBS Securities LLC, a registered broker/dealer that is a wholly owned subsidiary of UBS AG, a member of the New York Stock Exchange and other principal exchanges, and a member of SIPC. UBS Financial Services Inc. is a registered broker/dealer and affiliate of UBS Securities LLC. UBS specifically prohibits the redistribution or reproduction of this material in whole or in part without the prior written permission of UBS and UBS accepts no liability whatsoever for the actions of third parties in this respect.

The ETRACS ISE Solid State Drive Index ETN and ETRACS Monthly 2xLeveraged ISE Solid State Drive Index ETN are not sponsored, endorsed, sold or promoted by International Securities Exchange, LLC (“Licensor”). Licensor makes no representation or warranty, express or implied, to the owners of the ETRACS ISE Solid State Drive Index ETN and ETRACS Monthly 2xLeveraged ISE Solid State Drive Index ETN or any member of the public regarding the advisability of trading in the ETRACS ISE Solid State Drive Index ETN and ETRACS Monthly 2xLeveraged ISE Solid State Drive Index ETN. Licensor’s only relationship to UBS AG (“UBS”) is the licensing of certain trademarks and trade names of Licensor and of the ISE Solid State Drive™ Index which is determined, composed and calculated by Licensor without regard to UBS or the ETRACS ISE Solid State Drive Index ETN and ETRACS Monthly 2xLeveraged ISE Solid State Drive Index ETN. Licensor has no obligation to take the needs of UBS or the owners of the ETRACS ISE Solid State Drive Index ETN and ETRACS Monthly 2xLeveraged ISE Solid State Drive Index ETN into consideration in determining, composing or calculating the ISE Solid State Drive™ Index. Licensor is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the ETRACS ISE Solid State Drive Index ETN and ETRACS Monthly 2xLeveraged ISE Solid State Drive Index ETN to be listed or in the determination or calculation of the equation by which the ETRACS ISE Solid State Drive Index ETN and ETRACS Monthly 2xLeveraged ISE Solid State Drive Index ETN are to be converted into cash. Licensor has no obligation or liability in connection with the administration, marketing or trading of the ETRACS ISE Solid State Drive Index ETN and ETRACS Monthly 2xLeveraged ISE Solid State Drive Index ETN.

LICENSOR DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE ISE SOLID STATE DRIVE™ INDEX OR ANY DATA INCLUDED THEREIN AND LICENSOR SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. LICENSOR MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY UBS, OWNERS OF THE ETRACS ISE SOLID STATE DRIVE INDEX ETN AND THE ETRACS MONTHLY 2XLEVERAGED ISE SOLID STATE DRIVE INDEX ETN, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE ISE SOLID STATE DRIVE™ INDEX OR ANY DATA INCLUDED THEREIN. LICENSOR MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE ISE SOLID STATE DRIVE™ INDEX OR ANY DATA INCLUDED THEREIN, WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL LICENSOR HAVE ANY

LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN LICENSOR AND UBS.

© UBS 2012. The key symbol, UBS and ETRACS are among the registered and unregistered trademarks of UBS. “ISE Solid State Drive™ Index”, “ISE™®”, and “International Securities Exchange®” are trademarks of International Securities Exchange, LLC (“ISE” and “Licensor”) and have been licensed for use for certain purposes by UBS Securities LLC and its affiliates. UBS AG’s ETRACS ISE Solid State Drive Index ETN and ETRACS Monthly 2xLeveraged ISE Solid State Drive Index ETN, based on the ISE Solid State Drive™ Index are not sponsored, endorsed, sold or promoted by ISE, and ISE makes no representation regarding the advisability of trading in such product(s). Other marks may be trademarks of their respective owners. All rights reserved.

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